UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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American Outdoor Brands Corporation

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Smith & Wesson is one of the most iconic brands in the history of the United States. Founded in 1852, it found early success in the Civil War when soldiers from both sides purchased Smith & Wesson revolvers for self-defense. Smith & Wesson large frame revolvers were part of the settling of the American frontier and its Smith & Wesson Model 10 became one of the most popular firearms for police officers in the 20th Century. In short, Smith & Wesson’s success has been defined by its being part of the American community from its earliest days and our Board of Directors is acutely aware of the need to protect its reputation and image in American society.

Despite Proponent’s argument to the contrary, the Company maintains a formal commitment to assess and mitigate the risks to itself and to other stakeholders associated with its business, including its employees, its shareholders, its customers, and its communities. In fact, the Company takes a great number of reasonable and responsible steps to protect its social license to operate, and those steps have all the hallmarks of a well-designed and effective risk-mitigation program.

It is axiomatic that shareholders leave business judgments, such as the implementation of specific policies, to the board and management. Our Company has embraced its responsibilities in that regard, and has demonstrated strong board and executive-level oversight of the policies, procedures and other internal controls designed to identify, assess and mitigate risks, including reputational risks. Specifically, the Company maintains and utilizes:

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A Business Ethics Committee made up of the Company’s CEO, CFO, CCO, business Presidents and corporate Vice Presidents, vested with broad responsibility for the Company’s business compliance and risk-mitigation activities.

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A risk-based approach, designed to focus the greatest scrutiny, the most stringent requirements, and the highest level of review and approval on the areas of greatest risk to the Company. These controls help the Company conduct its business legally, ethically and transparently.

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An automated due diligence system, subject to audit, establishing protocols and requiring approvals for the conduct of any business with (or through) a third party, including distributors, agents, and suppliers of goods or services.

•	The continuous monitoring of all parties in its due diligence system, in real time, for any red flags, so that appropriate and swift responsive action may be taken.

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Numerous sales and supplier policies and procedures that contain clearly defined authorities and escalation protocols, so that approvals and exceptions are documented and any “red flags” or other potential risks are resolved by increasingly accountable, and senior, Company executives.

•	Contract clauses that provide AOBC with enforceable oversight of business partners.

•	Numerous Human Resources, Sales, Procurement, Environmental, and other policies that address ethical behavior in a variety of situations.

•	Well defined product testing and product recall procedures.

•	Internal Legal and Compliance functions dedicated to ensuring compliance with applicable laws and charged with mitigating the risks associated with our business.

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Its rich history of supporting initiatives that promote the safe ownership, use and storage of firearms, including child locks, NICs enforcement, suicide prevention, securing firearms, basic handgun use, and providing safety locks with each firearm.

•	Well-funded environmental initiatives, including lead, asbestos and waste, water and air / greenhouse gas management and control policies and procedures.

•	One of the largest solar arrays in Western Massachusetts positioned over its employee parking lot, capable of generating 2.6 megawatts of electricity.

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Its cooperation with the ATF and other law enforcement agencies investigating and prosecuting gun crimes. Lessons from this cooperation are used to inform the policies the Company adopts to help prevent the unlawful use of firearms.

•	Its support of police and other law enforcement officers by providing them with the firearms they use to help reduce crime and keep people safe in the communities they serve.

The foregoing summary demonstrates that it simply is inaccurate to claim that the Company is not a socially responsible actor. It has been involved in suicide prevention programs and efforts to prevent the criminal use of handguns for many years. It has taken its almost two centuries of knowledge regarding the use of firearms and used it to work to create a safer society, both for the lawful gun owner seeking to protect herself or her family and also for society at large. The Company’s success, and the high esteem in which it is held by both the law enforcement community and the lawful gun owner, demonstrates the success of the course charted by the Company.

The matrix below shows a number of the policies and procedures the Company has long had in place, and the programs supported by the Company, that protect our four key stakeholder groups: shareholders, employees, customers and community.

Policy, Practice, Program	Shareholders	Employees	Customers	Community
Business Ethics
Code of Conduct and Ethics	x	x	x	x
Code of Conduct and Ethics for CEO and Senior Financial Officers	x	x	x	x
Guidelines on Ethical Behavior	x	x

Compliance
Firearms Compliance Policy	x	x
Whistleblower Policy	x	x
Anti-Corruption Policy	x	x	x	x
International Sales Procedures	x	x	x
International Sales Due Diligence Procedures	x	x	x	x
International Supplier Due Diligence Procedures	x	x	x	x
Export Compliance Policy	x	x	x

Human Resources
Helpline (anonymous reporting)	x	x	x	x
Non-Discrimination / Harassment Policy	x	x
Sexual Harassment Policy	x	x
Workplace Violence Policy	x	x		x

Safety
Product Testing	x		x	x
Product Recalls Procedure	x		x
Project ChildSafe	x		x	x
Don’t Lie for the Other Guy	x			x
Operation Secure Store	x		x	x
Product Owner’s Manuals	x		x	x
Safety Locks Program	x		x	x
Firearm Safety Literature and Videos	x		x	x

The attached appendices provide significantly more detail on our business risk mitigation policies and procedures, and shareholders are encouraged to review those appendices. This continuously maturing and essential compliance and risk-mitigation environment is fundamentally the result of an unwavering commitment from our Board of Directors and management to transparency, compliance with the law, ethical conduct and efficient and intelligent business practices.

Appendix A

BOARD AND EXECUTIVE OVERSIGHT

The Company created its Business Ethics Committee, made up of the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Chief Compliance Officer (“CCO”), business Presidents and corporate Vice Presidents. The CEO is the steward of Company culture, setting the tone from the top and communicating the Company’s intention to compete and conduct Company business in a legal and ethical manner. The CFO is the executive responsible for implementing robust financial controls, for ensuring accurate books and records and for overseeing the Company’s Internal Audit Department. The CCO has primary responsibility for setting the strategic direction of the Company’s compliance program and for overseeing the activities of the Compliance Department.

The Business Ethics Committee is vested with broad responsibility for oversight and management of the Company’s business compliance and risk-mitigation activities, down to the transactional level. The committee meets once per month, or more frequently as business needs dictate. The CCO acts as Chair of the committee and is responsible for preparing meeting agendas and leading meetings. Through this body, senior leadership of the Company is able to gain a high level of visibility into sales transactions, to enhance its knowledge concerning the Company’s compliance efforts and to play a central role in assessing the level of risk in its sales channel.

The Board of Directors has oversight of the Business Ethics Committee through the independent reporting of compliance matters directly to the Audit Committee by the Company’s CCO. The Audit Committee also receives information on areas of compliance and risk mitigation, through the independent reporting of the Company’s Internal Audit function. Beyond these direct lines of reporting from the CCO and Vice President of Internal Audit, the Board of Directors plays an active role in overseeing the steps taken by the CEO, CFO and CCO to enhance the Company’s compliance and risk-mitigation efforts.

Appendix B

POLICIES AND PROCEDURES

The Company employs a tiered approach to assessing and mitigating the risks in its sales channel and supply chain which, over time, has evolved to utilize more automated “prevent” controls, as well as to include more (and more sophisticated) “detect” controls. This risk-based approach is designed to focus the greatest scrutiny, the most stringent requirements and the highest level of review and approval on the areas of greatest risk.

The Company has controls in place to assess whether it wants to do business in markets or with third parties that present elevated levels of perceived risk. Where it elects to proceed, these controls enable the Company to conduct business legally, ethically and transparently. These controls are set out in policies and procedures that govern, among other things, the due diligence that must be performed on (i) sales agents, distributors, warranty stations, customs brokers, logistics providers and other third parties, and (ii) vendors, consultants, professionals and other suppliers of goods and services, before the Company can do business with them. The policies and procedures contain clearly defined authorities and escalation protocols, so that exceptions are documented and any “red flags” or other potential risks are resolved by increasingly accountable, and senior Company executives. All records are maintained in an automated system that can be audited.

Additional Controls Applicable to the Sale of Firearms

The Company understands that the sale of firearms presents unique risks to the Company’s reputation. Accordingly, prior written approval is required before the Company can pursue the sale of firearms in any country or territory with an elevated perceived risk. For those countries or territories with the highest perceived risk, this approval must come from the Business Ethics Committee. Unless appropriate approval has been granted, the Company may not even respond to a request for a statement of interest or engage a distributor or agent. This control is the first of multiple checks, reviews and approvals during the life cycle of a sales transaction. Moreover, even after approval has been granted to pursue the sale of firearms in a high-risk territory, prior written approval is required before the Company can enter into a specific sale transaction in that territory.

Appendix C

RISK-BASED DUE DILIGENCE

The actions of third parties such as sales agents, distributors, warranty stations, customs brokers, and suppliers of goods and services also can create reputational risk for the Company. Therefore, the Company has developed a robust process, setting out the required level of due diligence that must be completed before the Company can conduct business with (or through) a third party. This due diligence process requires varying levels of (i) information from the third party, (ii) inquiry by the Company, (iii) documentation of relationships and contractual agreements, and (iv) monitoring of the ongoing relationship. In general, the greater the potential risk, the greater the scrutiny to which the third party will be subjected before approval will be given to enter into a business relationship with the Company.

Assessing Risk

At the heart of the due diligence process is an automated, risk-based scoring system (the “Due Diligence System”) that assesses and separately scores identified risk elements, such as the type of third party (agent, distributor, supplier, etc.), the perceived risk of the location where the third party resides and where the third party would be doing business with the Company, what the third party will be doing for the Company, how the third party will be paid, and whether they will employ sub-agents or other intermediaries that move the Company further from the end user. The score for each risk element is then weighted and aggregated into a total risk score. This risk score is expressed as a number from 0 to 100, with 0 representing the lowest risk and 100 representing the highest risk, and these scores are further classified into ranges of low, medium or high risk.

This Due Diligence System contains automated workflow and the data gathered during the diligence process is maintained in a single repository. Further, the system is designed so all activities in the system are recorded electronically and leave a trail that can be audited as to identity, time and date.

Screening and Investigation

Third parties are screened against over 800 watch lists. These lists include the Department of Commerce’s Denied Persons, Entity and Unverified Lists, the Department of the Treasury’s OFAC Specially Designated Nationals List, the Department of the Treasury’s OFAC Consolidated Sanctions list, the General Services Administration Excluded Parties List and the Department of State’s Debarred List. In addition, to conducting the various screenings and collecting information and doing reference checks, the Company performs its own investigative due diligence on each third party. This investigative due diligence falls into escalating levels, based on the risk score assigned to the third party. In the highest risk scenarios, the Company receives a full Reputational Risk Assessment Report on the third party and its principals, from an outside investigative service with “boots on the ground,” and requires the third party to meet with the Company’s CCO to discuss the Company’s compliance policies and procedures and how that third party is expected to conduct its business. In the event that a third party will outsource part of its responsibilities to others, the Company performs the same level of investigative due diligence on these additional parties, as they do on the third party itself.

Continuous Monitoring and Updating Due Diligence

Once approved, each third party is entered into the Due Diligence System for continuous monitoring. Any Red Flags raised must be escalated to the proper approval authority for resolution. Also, in accordance with Company policies and procedures, if no material changes occur before then, the due diligence process must be renewed, and each third party must be re-approved every two years.

Appendix D

WRITTEN CONTRACTS

We maintain a written contract with each of our distributors, agents, large retailers, and buying groups. These contracts allow us to terminate our agreements if the other party engages in criminal conduct. These contracts also require the other party to cooperate with us and to support our full compliance with all applicable laws, to employ only employees that are competent to sell firearms, and to adequately train those employees to follow all laws relating to the sale and distribution of firearms, as well as to represent that they are in full compliance with all applicable laws. In addition, our distributors, to whom we sell the majority of our firearms, are bound by contracts that:

•	Restrict them from selling firearms to anyone not lawfully authorized to purchase or own firearms.

•	Prohibit them from knowingly selling our firearms to anyone who is not complying with the laws and regulations relating to the sale or distribution of firearms.

•	Require them to sell all new firearms with the locking device provided by us (see below regarding our firearm safety lock program).

•	Prohibit them from selling at gun shows or similar events the firearms we sell to them.

•	Prohibit them from drop shipping our firearms to any party other than the party that placed the order with them.

•	Prohibit them from knowingly selling our firearms to anyone that has made false or misleading statements with respect to the information required to purchase a firearm.

•	Prohibit them from knowingly selling or delivering our firearms where the purchase or possession would be in violation of any law applicable at the place of sale or delivery.

Appendix E

LEGAL AND COMPLIANCE TEAMS

We have a dedicated legal team and a robust firearms compliance program. Our legal team consists of a General Counsel and four additional experienced lawyers. Our firearms compliance team consists of a Chief Compliance Officer and six additional experienced compliance professionals. We periodically also engage external compliance consultants to assist us in assessing our compliance processes. All of these individuals are dedicated to ensuring we comply with all applicable firearms laws and to helping mitigate the risks associated with our business.

Appendix F

FIREARM SAFETY INITIATIVES

As a leading, American manufacturer of firearms since 1852, we are proud of our rich history, which includes a number of long-standing initiatives to support the safe and legal possession and use of our products. In addition, through membership in and contributions to our industry’s trade association, the National Shooting Sports Foundation, we support many initiatives to promote the safe ownership, operation, storage, and safekeeping of firearms, including:

Safety Locks

We were among the first firearm companies to voluntarily provide a cable-style firearm safety lock included in the box with every firearm we make. We began this practice many years ago and have since given away millions of free firearm safety locks.

Owner’s Manuals

We call out and prominently display in our owners’ manuals information on responsible firearm ownership, safe handling, and safe storage, and we place a sticker in the box of each firearm we make that refers owners to these provisions in the accompanying owner’s manual.

Basic Pistol Handbook

We have long been a contributing author to and a sponsor of a nationally known firearms safety instruction manual that is distributed to 100,000 firearms consumers each year.

Firearm Safety Literature and Videos

Our sponsorships provide support for NSSF’s firearms safety literature and videos which include Firearms Responsibility in the Home, Firearms Safety Depends on You, and Firearms Safety in Vehicles.

Project ChildSafe®

Conducted by the NSSF in partnership with more than 15,000 law enforcement agencies, Project ChildSafe is the largest, most comprehensive firearm safety education program in the United States, promoting firearm safety through the distribution of safety education materials and free firearm safety kits. Since 1999, Project ChildSafe has distributed more than 37 million firearm safety kits, including cable-style locks to firearm owners. The project’s Own It? Respect It. Secure It” campaign gives NSSF industry members an ongoing platform to promote and encourage firearm safety and the safe storage of firearms.

Don’t Lie for the Other Guy™

Don’t Lie for the Other Guy, is a national campaign launched by the NSSF in 2000, in partnership with the ATF to help prevent prohibited persons from getting their hands-on firearms through illegal “straw purchases.” Don’t Lie for the Other Guy assists firearms retailers to identify and deter straw purchases, and to raise public awareness that straw purchasing is a serious crime.

Suicide Prevention

The NSSF works with the Veterans Administration, the State of Utah, and mental health agencies to help educate firearm owners and the public on how to keep firearms out of reach of those who, during a period of despair, might do themselves harm. We join the NSSF in supporting the American Foundation for Suicide Prevention’s Project 2025, an initiative to reduce the annual suicide rate.

Operation Secure Store™

Operation Secure Store is a cooperative initiative between the NSSF and the ATF to provide rewards for information leading to the successful arrest of criminals responsible for stealing firearms from an FFL. Additionally, the NSSF is helping educate FFL holders on steps they can take to reduce the chance firearms will be stolen from them. We join the NSSF in supporting passage of the Federal Firearms Licensee Protection Act of 2017, to strengthen criminal penalties for theft of firearms from an FFL holder, and to impose mandatory minimum sentences to help deter criminals and help prevent firearms from falling into the wrong hands.

Appendix G

COOPERATION WITH AND SUPPORT OF LAW ENFORCEMENT

We cooperate with the ATF and other law enforcement agencies to help trace firearms used in crimes. We respond to each trace request from the ATF within 24 hours as required by law. We advise the ATF whether we made the firearm, when it was made, to whom in our distribution channel we sold the firearm, and when we sold it. We are required to keep sales records dating only back to 1968. However, we maintain robust records as far back as 1905, we have some records as far back as 1896, and we use all of this information as needed to assist the ATF. In addition, we cooperate with other law enforcement agencies investigating and prosecuting gun crimes.

We also sell firearms to police departments and other law enforcement agencies in the Unites States and around the world. These law enforcement officers use our firearms to help reduce crime and keep people safe in the communities they serve.